Exhibit 99.1

Gaming and Leisure Properties Announces Pricing of $200,000,000 of Additional 4.000% Senior Notes Due 2031

August 11, 2020

WYOMISSING, Pa., Aug. 11, 2020 (GLOBE NEWSWIRE) -- Gaming and Leisure Properties, Inc. (“GLPI”) (NASDAQ: GLPI) today announced the pricing of a public offering of $200.0 million aggregate principal amount of 4.000% Senior Notes Due 2031 (the “Additional Notes”), to be issued by its operating partnership, GLP Capital, L.P. (the “Operating Partnership”), and GLP Financing II, Inc., a wholly owned subsidiary of the Operating Partnership (together with the Operating Partnership, the “Issuers”). The Additional Notes will be issued as additional notes under the indenture that governs the Issuers’ $500.0 million aggregate principal amount of 4.000% Senior Notes Due 2031 issued on June 25, 2020 (the “Initial Notes”), and will have substantially identical terms and conditions as those of the Initial Notes (other than issue date and issue price). Upon consummation of this offering, the aggregate outstanding principal amount of the Issuers’ 4.000% Senior Notes Due 2031 will be $700,000,000. Further the Additional Notes are expected to have the same CUSIP number as, and to be fungible for trading purposes with, the Initial Notes. The Additional Notes will be senior unsecured obligations of the Issuers, guaranteed by GLPI.

The net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses, are expected to be approximately $205.4 million. The Issuers intend to use the net proceeds to partially repay amounts outstanding under the Term Loan A-1, which had a principal outstanding balance of $225.0 million as of July 31, 2020, and other expenses related to this offering. At July 31, 2020, the interest rate on the Term Loan A-1 was LIBOR plus 1.50%. All or any portion of the Term Loan A-1 may be prepaid prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders.

The offering is expected to close on August 18, 2020, subject to certain closing conditions.

The offering will be made under an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and prospectus supplement. The preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available by visiting the EDGAR database on the SEC’s website at www.sec.gov.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Fifth Third Securities, Inc., BofA Securities, Inc., Citizens Capital Markets, Inc., Truist Securities, Inc., M&T Securities, Inc., Credit Agricole Securities (USA) Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, Capital One Securities, Inc., KeyBanc Capital Markets Inc. and Mizuho Securities USA LLC are serving as joint book-running managers for the offering. A copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the accompanying prospectus relating to the offering of the Additional Notes may be obtained by contacting: J.P. Morgan Securities LLC, collect at 1-212-834-4533, Wells Fargo Securities, LLC at 1-800-645-3751, Fifth Third Securities, Inc. at 1-866-531-5353 or BofA Securities, Inc. at 1-800-294-1322.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer or sale will be made only by means of the prospectus supplement and prospectus forming part of the effective registration statement relating to these securities.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the 2014 taxable year and was the first gaming-focused REIT in North America.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the expected closing of the offering of the Additional Notes, the Issuers’ intended use of proceeds therefrom and the contemplated amendment to the credit facility of the Operating Partnership. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the effect of pandemics such as the COVID-19 pandemic on GLPI and its subsidiaries as a result of the impact of such pandemics on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; GLPI’s ability to successfully consummate any pending transactions, including receipt of required regulatory approvals, or other delays or impediments to completing such transactions; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI’s ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and in its other filings with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations – Gaming and Leisure Properties, Inc.

Steven T. Snyder

610/378-8215

investorinquiries@glpropinc.com

Joseph Jaffoni, Richard Land, James Leahy at JCIR

212/835-8500

glpi@jcir.com

Source: Gaming and Leisure Properties, Inc.